Exhibit 99.3

Jaguar Health, INC.

Second AMENDMENT TO 2020 New Employee

Inducement Award PLAN

(Effective May 15, 2023)

Jaguar Health, Inc., a Delaware corporation (the “Company”), hereby adopts this Second Amendment (this “Amendment”) to the 2020 New Employee Inducement Award Plan (as amended, the “Plan”).

WITNESSETH

WHEREAS, the Company’s Board of Directors (the “Board”) has adopted the Plan;

WHEREAS, the Plan currently provides for a maximum aggregate number of shares of common stock of the Company (“Common Stock”) that may be issued under the Plan;

WHEREAS, the Company desires to amend the Plan to increase the number of shares of Common Stock that may be issued under the Plan; and

WHEREAS, pursuant to Section 13 of the Plan, the Company may amend the Plan.

NOW, THEREFORE, BE IT RESOLVED, the Plan is hereby amended as follows:

“4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the aggregate number of shares of Stock that may be issued pursuant to Awards on and after the date of the Second Amendment to 2020 New Employee Inducement Award Plan (the “Amendment”) shall not exceed the number of shares available prior to the Amendment plus 499,171 shares (the “Share Reserve”).

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the effective date written above.

Jaguar Health, INC.

By:	/s/ Lisa A. Conte
	Name:	Lisa A. Conte
	Title:	CEO & President

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